Exhibit 4.7

EXECUTION VERSION

ORDINARY SHARES PURCHASE AGREEMENT

between

QUNAR CAYMAN ISLANDS LIMITED

and

BAIDU HOLDINGS LIMITED

dated as of

June 24, 2011

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	3.3	Disclosure of Information	25
	3.4	Restricted Securities	25
	3.5	No Public Market	25
	3.6	Legends	26
	3.7	Not U.S. Person	26
	3.8	Home Laws	26
	3.9	No General Solicitation	26
	3.10	Finder’s Fee	26
	3.11	Sufficient Funds Available	26

4.	Pre-Closing Covenants		27

	4.1	Conduct of the Company	27
	4.2	Access to Information	29
	4.3	Notices of Certain Matters	29
	4.4	Reasonable Efforts to Complete	29
	4.5	Public Announcements	30
	4.6	Exclusivity	30

5.	Conditions of the Purchaser’s Obligations at Closing		31

	5.1	Representations and Warranties	31
	5.2	Performance	31
	5.3	No MAE	31
	5.4	Compliance Certificate	31
	5.5	Qualifications	31
	5.6	Approvals and Consents	31
	5.7	Boards of Directors	31
	5.8	Restated Articles and Amended Share Plan	32
	5.9	Transaction Documents	32
	5.10	Employment Agreements	32
	5.11	Proprietary Information, Invention Assignment and Non-Competition Agreement	32
	5.12	Director’s Certificate	32
	5.13	[Reserved]	32
	5.14	Opinion of PRC Counsel	32
	5.15	Opinion of Cayman Counsel	33
	5.16	[Reserved]	33
	5.17	Proceedings and Documents	33
	5.18	Due Diligence	33
	5.19	Restructuring	33
	5.20	Termination of Shareholder Agreements	33
	5.21	Minimum Percentage Ownership	33

6.	Conditions of the Company’s Obligations at Closing		33

	6.1	Representations and Warranties	33
	6.2	Performance	33

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	6.3	Qualifications	33

7.	Post-Closing Covenants		34

	7.1	Conduct of the Business of the Group Companies	34
	7.2	Notice of Breach	34
	7.3	Compliance with Law and Instruments	34
	7.4	Circular 75 Registration	34
	7.5	Investment Policy	35
	7.6	Circular 75 Modification Registration	35
	7.7	Delivery of Audited Financial Statements	35
	7.8	Certain PRC Licenses and Registrations	35
	7.9	Company Press Releases	35
	7.10	Termination of Covenants	36

8.	Miscellaneous		36

	8.1	Survival of Warranties	36
	8.2	Termination	36
	8.3	Transfer; Successors and Assigns	37
	8.4	Governing Law	37
	8.5	Counterparts	37
	8.6	Titles and Subtitles	37
	8.7	Notices	37
	8.8	Attorney’s Fees	37
	8.9	Amendments and Waivers	37
	8.10	Severability	38
	8.11	Delays or Omissions	38
	8.12	Entire Agreement	38
	8.13	Dispute Resolution	38
	8.14	Transaction Fees and Expenses	39
	8.15	Schedule of Exceptions	39

INDEX OF SCHEDULES

Schedule of Exceptions

Schedule 5.11	Non-Compete Parties

Schedule 5.18	Outstanding Due Diligence Items

INDEX OF EXHIBITS

Exhibit A - Form of Amended Share Plan

Exhibit B - Form of Business Cooperation Agreement

Exhibit C - List of Employees Executing Employment Agreements

Exhibit D - [Reserved]

Exhibit E - Form of First Restated Articles

Exhibit F - Form of Investors’ Rights Agreement

Exhibit G - List of Key Shareholders

Exhibit H - Form of Second Restated Articles

Exhibit I - List of Share Entitlement Holders and Stock Option Holders

Exhibit J - Form of Transaction Framework Agreement

Exhibit K - Form of Transfer of Shares Agreement

Exhibit L - Form of Voting Agreement

Exhibit M - Form of Press Release

Exhibit N - List of Continuing Holders of Stock Options and/or Share Entitlements

Exhibit O - List of Non-Continuing Holders Of Stock Options and/or Share Entitlements

Exhibit P - [Reserved]

Exhibit Q - Form of Legal Opinion of TransAsia Lawyers

Exhibit R - Form of Legal Opinion of Maples and Calder

QUNAR CAYMAN ISLANDS LIMITED

ORDINARY SHARES PURCHASE AGREEMENT

This Ordinary Shares Purchase Agreement (this “Agreement”) is made as of the 24th day of June, 2011 by and between Qunar Cayman Islands Limited, a Cayman Islands exempted company (the “Company”) and Baidu Holdings Limited, a British Virgin Islands company (the “Purchaser”).

WHEREAS, as of the date hereof, the issued and outstanding shares of share capital of the Company consists of 29,222,825 ordinary shares, par value US$0.001 per share, in the share capital of the Company (“Ordinary Shares”), 25,248,600 Series A Preferred Shares, par value US$0.001 per share, in the share capital of the Company (“Series A Preferred Shares”), 24,448,690 Series B Preferred Shares, par value US$0.001 per share, in the share capital of the Company (“Series B Preferred Shares”), and 11,600,055 Series C Preferred Shares, par value US$0.001 per share, in the share capital of the Company (“Series C Preferred Shares”), and there are 9,121,221 Share Entitlements (as defined herein), 283,600 Vested Stock Options (as defined herein), 900,652 Unvested Stock Options (as defined herein) and 1,311,527 Unallocated Stock Options (as defined herein).

WHEREAS, pursuant to the First Conversion (as defined herein), as of the Record Date (as defined herein), the issued and outstanding shares of share capital of the Company shall consist of 21,343,674 Ordinary Shares, 12,486,348 Class A Ordinary Shares, par value US$0.001 per share, in the share capital of the Company (“Class A Ordinary Shares”), 49,971,749 Class B Ordinary Shares, par value US$0.001 per share, in the share capital of the Company (“Class B Ordinary Shares”) and 6,718,399 Class C Ordinary Shares, par value US$0.001 per share, in the share capital of the Company (“Class C Ordinary Shares”), and there will be 9,121,221 Share Entitlements, 283,600 Vested Stock Options, 900,652 Unvested Stock Options and 1,311,527 Unallocated Stock Options.

WHEREAS, pursuant to the Second Conversion (as defined herein), immediately prior to the Closing (as defined herein), the issued and outstanding shares of the Company shall consist of 100,210,382 Ordinary Shares, and there will be 14,958,899 Share Entitlements, 283,600 Vested Stock Options, 1,599,612 Unvested Stock Options and 3,882,251 Unallocated Stock Options.

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, the Company will sell and issue to the Purchaser, and the Purchase shall purchase from the Company, at the Closing (as defined herein) 181,402,116 newly issued Ordinary Shares, representing 60% of the Ordinary Shares on a Fully-Diluted (as defined herein) basis, for the purchase price as set forth herein.

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Purchase and Sale of Ordinary Shares.

1.1 Sale and Issuance of Ordinary Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing that number of Ordinary Shares equal to 181,402,116, representing 60% of the Ordinary Shares on a Fully-Diluted basis, for an aggregate purchase price of US$306,000,000 (the “Purchase Price”). The Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be hereinafter referred to as the “Shares.”

1.2 Closing; Delivery.

(a) The purchase and sale of the Shares shall take place at the offices of Davis Polk & Wardwell, Hong Kong Solicitors, The Hong Kong Club Building, 3A Chater Road, Hong Kong, at 10:00 a.m. Hong Kong time, as soon as possible, but in no event later than five Business Days, after fulfillment or waiver of the conditions set forth in Articles 5 and 6, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At least three Business Days prior to the date of the Closing, the Company shall deliver to the Purchaser a certificate of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company (the “Allocation Certificate”) certifying as to the accuracy and completeness, in each case as of the Closing, of: (i) the amount of the Dividends (as defined in the Transaction Framework Agreement) payable to each Shareholder (and the payee thereof), (ii) the amount of the CERH Fees (as defined in the Transaction Framework Agreement) payable to each Stock Option Holder and/or Share Entitlement Holder (and the payee thereof) and (iii) the amount and payee of all First Installments (as defined in the Transaction Framework Agreement) payable to each Equity Holder (and the payee thereof). Upon approval of the Allocation Certificate by the Purchaser prior to the date of the Closing, the Allocation Certificate shall be deemed the definitive calculation of such all amounts payable by the Company to each of the Equity Holders pursuant to, and subject to the terms of, the Transaction Framework Agreement.

(c) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares (together with certified copy of register of members of the Company reflecting Purchaser as the owner of Shares) against (i) payment of an amount equal to the Purchase Price minus the Escrow Amount to the Company (the “Closing Amount”), by wire transfer to a bank account designated by the Company at least three Business Days prior to the date of the Closing, and (ii) as directed hereby by the Company, deposit of an amount equal to US$45,900,000 (the “Escrow Amount”) to JPMorgan Chase Bank, N.A., acting through its Hong Kong branch (the “Escrow Agent”), by wire transfer to the Escrow Account (as defined in the Escrow Agreement) (the “Escrow Account”).

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1.3 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Acknowledgement Agreement” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“Amended Share Plan” means the Share Plan as effective as of the Closing, substantially in the form of Exhibit A attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Board” means the Board of Directors of the Company.

“Business Cooperation Agreement” means the Business Cooperation Agreement to be entered into by and between the Company and Baidu, Inc., dated as of the date of Closing, substantially in the form of Exhibit B attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in the PRC or the Hong Kong Special Administrative Region are authorized or required by applicable law to close.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” ( ) effective as of November 1, 2005, or any successor rule or regulation under PRC Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consenting Holders” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“Domestic Entities” means Domestic TopCo and Domestic Sub.

“Domestic Sub” means Beijing Jiaxin Haoyuan Information Technology Co., Ltd. ( ), a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of Domestic TopCo.

“Domestic TopCo” means Beijing Qu Na Information Technology Co., Ltd. ( ), a limited liability company organized and existing under the laws of the PRC.

“Equity Holders” means all Shareholders, Stock Option Holders and Share Entitlement Holders.

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“Employment Agreements” mean the employment agreements to be entered into by and between any Group Company and each of the employees listed in Exhibit C attached hereto, in each case, effective as of the date of Closing.

“Escrow Agreement” means the Escrow Agreement, dated as of the date of the Closing, to be entered into by and among the Purchaser, the Company, the Escrow Agent and the Holders’ Indemnification Representative reflecting the provisions of the Transaction Framework Agreement, as negotiated in good faith by the Purchaser and the Company prior to the date of the Closing.

“Existing Articles” means Amended and Restated Memorandum and Articles of Association of the Company in effect as of the date hereof.

“First Conversion” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“First Restated Articles” means the Amended and Restated Memorandum and Articles of Association of the Company giving effect to the First Conversion and Second Conversion, substantially in the form of Exhibit E attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Founders” means each of Frederick Demopolous and Zhuang Chenchao.

“Fully-Diluted” means, with respect to the Ordinary Shares, all outstanding Ordinary Shares and all Ordinary Shares issuable in respect of securities convertible into or exchangeable for Ordinary Shares (including any preference shares), all share appreciation rights, options, warrants, share entitlements and other rights to purchase or subscribe for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including the Stock Options, the Share Entitlements and any Unallocated Stock Options.

“Fundamental Representations” means the representations and warranties of the Company contained in those Sections or Subsections set forth in Article 2 which are marked with an asterisk (*).

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” means the Company, WFOE, HK Entity, the Domestic Entities and any controlled affiliate any of the foregoing which that is not a natural person (each, a “Group Company”).

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“HK Entity” means Queen’s Road Investment Management Limited, a limited liability company legally organized and existing under the laws of the Special Administrative Region of Hong Kong.

“Holders’ Indemnification Representative” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights, (ix) any other intellectual property or proprietary rights, and (x) all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement of misappropriation of any of the foregoing.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement entered into by and between the Company, the Purchaser and the Shareholders, dated as of the date of the Closing, in substantially the form of Exhibit F attached hereto, with such changes thereto as mutually agreed by the Company and the Purchaser.

“Key Shareholder” means each of the Founders and the other Shareholders listed on Exhibit G attached hereto.

“Knowledge,” including the phrase “to the Company’s Knowledge” or “to the Group Company’s Knowledge” shall mean the actual knowledge of any of the officers of any of the Group Companies.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority applicable to the Company or any Group Company.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company or any other Group Company taken as a whole.

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“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Restructuring” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“PRC” means People’s Republic of China but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC Resident” has the meaning as set forth in Circular 75.

“Second Conversion” shall have the meaning ascribed to such term in the Transaction Framework Agreement.

“Second Restated Articles” means the Amended and Restated Memorandum and Articles of Association of the Company adopted with effect from Closing in substantially the form of Exhibit H attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Entitlement” means, as of the date of determination, any outstanding entitlement or right of any Person to be reflected in the register of members of the Company as the holder of any shares of share capital in the Company pursuant to the exercise of any Stock Option by such Person prior to the date of determination.

“Share Entitlement Holders” means all Persons holding Share Entitlements immediately prior to the Closing and listed on Exhibit I attached hereto.

“Shareholders” means all Persons holding shares of the Company and listed in the register of members of the Company immediately prior to the Closing.

“Stock Option” means any outstanding option or right to purchase any share of the Company.

“Stock Option Holders” means all Persons holding Stock Options immediately prior to the Closing and listed on Exhibit I attached hereto.

“Tax” or “Taxes” means (i) any tax, duty, custom, fee, assessment charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental or Regulatory Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

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“Tax Asset” means any net operating loss, net capital loss, foreign tax credit, or any other credit or tax attribute that could be carried forward or back to reduce Taxes.

“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule or form relating to Taxes that is filed or required to be filed with any taxing authority.

“Transaction Documents” means this Agreement, the Existing Articles, First Restated Articles, the Second Restated Articles, the Allocation Certificate, the Amended Share Plan, the Business Cooperation Agreement, the Investors’ Rights Agreement, the Employment Agreements, the Escrow Agreement, the Transaction Framework Agreement, the Transfer of Shares Agreement and the Voting Agreement.

“Transaction Framework Agreement” means the Transaction Framework Agreement entered into by and between the Purchaser, the Company and the Consenting Holders, substantially in the form of Exhibit J attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Transfer of Shares Agreement” means the Transfer of Shares Agreement entered into by and among the Company, the Purchaser and the Shareholders, dated as of the date of the Closing, substantially in the form of Exhibit K attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

“Unallocated Stock Options” means all option or right to purchase any share of the Company reserved for issuance under any share option plan, restricted share purchase plan or other similar share plan of the Company, including pursuant to the Amended Share Plan, which shall not have been granted or issued to any Equity Holder as of the date of determination.

“Unvested Stock Option” means each Stock Option which shall not have fully vested as of the relevant date specified herein.

“Vested Stock Option” means each Stock Option which shall have fully vested as of the relevant date specified herein.

“Voting Agreement” means the Amended and Restated Voting Agreement entered into by and among the Company, the Purchaser and the Shareholders, dated as of the date of the Closing, substantially in the form of Exhibit L attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

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“WFOE” means Beijing Qunar Software Technology Co., Ltd. ( ) a wholly foreign owned enterprise organized and existing under the laws of the PRC.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Schedule of Exceptions the delivered to the Purchaser concurrently with the execution of this Agreement (the “Schedule of Exceptions”), the following representations are true and complete as of the date of the Closing.

2.1 Organization, Good Standing and Qualification.* The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. The Company is permitted by the laws of the Cayman Islands to carry on business outside the Cayman Islands. Each of WFOE and the Domestic Entities is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC. Each of Group Companies (other than the Company) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts a material portion of its business in which failure to do so would have a Material Adverse Effect.

2.2 Capitalization.*

(A) Company.

(a) As of the date hereof, (i) the authorized capital of the Company consists of (i) 121,927,965 Ordinary Shares, of which 29,222,825 are issued and outstanding, (ii) 26,350,960 Series A Preferred Shares, of which 25,248,600 are issued and outstanding, (iii) 24,828,360 Series B Preferred Shares, of which 24,448,690 are issued and outstanding, and (iv) 12,000,000 Series C Preferred Shares, of which 11,600,055 are issued and outstanding, in each case, held by the Persons and in the amounts listed in Section 2.2(A)(a) of the Schedule of Exceptions and (ii) the Company has reserved 11,617,000 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2007 Share Plan, as amended (the “Share Plan”), of which 1,311,527 Ordinary Shares remain available for grant of Stock Options or other equity awards, and there are 9,121,221 Share Entitlements, 283,600 Vested Stock Options, 900,652 Unvested Stock Options and 1,311,527 Unallocated Stock Options. Section 2.2(A)(a) of the Schedule of Exceptions completely and accurately lists the holders of all such Share Entitlements, Vested Stock Options and Unvested Stock Options, the number and type of shares of the Company subject to such options, the exercise price of such options (including with respect to any Share Entitlements, the method of exercise), and the vesting schedule for such options.

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(b) After giving effect to the First Conversion, as of the Record Date, (i) the authorized capital of the Company will consist of (A) 115,930,789 Ordinary Shares, of which 21,343,674 will be issued and outstanding, (B) 12,486,348 Class A Ordinary Shares, of which 12,486,348 will be issued and outstanding, (C) 49,971,749 Class B Ordinary Shares, of which 49,971,749 will be issued and outstanding, and (D) 6,718,399 Class C Ordinary Shares, of which 6,718,399 will be issued and outstanding, in each case, held by the Persons and in the amounts listed in Section 2.2(A)(b) of the Schedule of Exceptions and (ii) the Company will have reserved 11,617,000 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Share Plan, of which 1,311,527 Ordinary Shares will remain available for grant of Stock Options or other equity awards, and there will be 9,121,221 Share Entitlements, 283,600 Vested Stock Options, 900,652 Unvested Stock Options and 1,311,527 Unallocated Stock Options. Section 2.2(A)(b) of the Schedule of Exceptions completely and accurately lists the holders of all such Share Entitlements, Vested Stock Options and Unvested Stock Options, the number and type of shares of the Company subject to such options, the exercise price of such options (including with respect to any Share Entitlements, the method of exercise), and the vesting schedule for such options.

(c) After giving effect to the Second Conversion, immediately prior to the Closing, (i) the authorized capital of the Company will consist of 800,000,000 Ordinary Shares, of which 100,210,382 will be issued and outstanding, held by the Persons and in the amounts listed in Section 2.2(A)(c) of the Schedule of Exceptions and (ii) the Company will have reserved 20,724,362 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Amended Share Plan, of which 3,882,251 Ordinary Shares will remain available for grant of Stock Options or other equity awards, and there will be 14,958,899 Share Entitlements, 283,600 Vested Stock Options, 1,599,612 Unvested Stock Options and 3,882,251 Unallocated Stock Options. Section 2.2(A)(c) of the Schedule of Exceptions completely and accurately lists the holders of all such Share Entitlements, Vested Stock Options and Unvested Stock Options, the number and type of shares of the Company subject to such options, the exercise price of such options (including with respect to any Share Entitlements, the method of exercise), and the vesting schedule for such options.

(d) Section 2.2(A)(d) of the Schedule of Exceptions sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, (ii) the Share Entitlements, (iii) Vested Stock Options and Unvested Stock Options, including vesting schedule and exercise price, (iv) Unallocated Stock Options; and (v) warrants or share purchase rights, if any. Except (x) as set forth in Section 2.2(A)(d) of the Schedule of Exceptions and (y) for the rights provided in the Transaction Documents, immediately following the Closing there will be no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares. No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event.

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(B) WFOE, Domestic Entities and HK Entity.

(a) The registered capital of each of WFOE and the Domestic Entities, and the shareholders of the HK Entity, are set forth opposite their respective names on Section 2.2(B)(a) of the Schedule of Exceptions. The registered capital of the Domestic Entities and WFOE are fully paid. Section 2.2(B)(a) of the Schedule of Exceptions completely and accurately lists all those who are the beneficial owners of the registered capital of WFOE and the Domestic Entities and the respective percentage of registered capital held thereby, and the shareholders of the HK Entity, and as will be held thereby immediately prior to the Closing.

(b) Except as set forth in the Existing Domestic Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of WFOE, the Domestic Entities, and the HK Entity to increase or decrease its registered capital.

(c) Section 2.2(B)(c) of the Schedule of Exceptions lists all currently effective (i) approval letters and Foreign Investment Enterprise Approval Certificate issued by the PRC Ministry of Commerce or the relevant local officers to any Group Company which is a wholly foreign owned enterprise or Sino-foreign joint venture or Sino-foreign co-operative joint venture (collectively, the “FIEs”) with respect to the establishment and change of such FIEs (including changes in registered capital, shareholding, business scope and equity interest, etc.), (ii) approval letters issued by the PRC National Development and Reform Commission or its relevant local offices to any Group Company on the establishment of such Group Company or its operations or other project constructions, if any, (iii) business licenses issued by the PRC State Administration of Industry and Commerce and any local administration for industry and commerce to any Group Company, (iv) registrations with the PRC State Administration of Foreign Exchange or its local counterparts (“SAFE”) on the round-trip investment by any Founders or other Shareholders who are PRC residents or WFOE or the Domestic Entities, (v) tax registration certificates of WFOE or the Domestic Entities, (vi) Capital Verification Reports of WFOE and the Domestic Entities with respect to its establishment and change of registered capital, (vii) valuation reports of the shareholders’ contribution in kind (if any) issued by a qualified PRC asset valuation institute (or, if relating to state-owned assets, valuation reports by State-owned Assets Supervision and Administration Commission or its local counterparts, if any), (viii) Foreign Exchange Registration Certificates of any FIEs, and (ix) Organization Code Certificates of WFOE and the Domestic Entities. The Company has made available to counsel to the Purchaser a true copy of each of the documents listed in Section 2.2(B)(c) of the Schedule of Exceptions.

(d) All business licenses of WFOE and each Domestic Entity with the relevant AIC authorities in the PRC are valid and reflect the current registered address of such Group Companies.

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2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity other than the WFOE, HK Entity and the Domestic Entities. Except as disclosed in Section 2.3 of the Schedule of Exceptions, none of the Company, WFOE and the Domestic Entities is a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization.* All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder, including the Restructuring, and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws. As of the Record Date, the First Restated Articles will be in full force and effect. Immediately after the Closing, the Second Restated Articles will be in full force and effect.

2.5 Valid Issuance of Securities.* The Shares, when issued and sold in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement or any other Transaction Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by such Purchaser. Based in part upon the representations of the Purchaser in Section 3.7 of this Agreement and subject to the provisions of Section 2.6 below, the Shares will be issued in compliance with all applicable federal and state securities laws. Immediately after the Closing, the Shares shall represent 60% of the Ordinary Shares, calculated on a Fully-Diluted basis.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3.7 and 3.8 of this Agreement, no consent, approval, order or authorization of, or notification, registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of any Group Company or any Key Shareholder in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable Cayman Islands, U.S. state and federal law.

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2.7 Litigation. Except as set forth in Section 2.7 of the Schedule of Exceptions, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Group Company, or any Key Shareholder in connection with his or her relationship with Group Company or, to the Company’s Knowledge, currently threatened against any Group Company, any Key Shareholder or any officer, director or employee of any Group Company (in their capacity as such). None of the Group Companies, and to the Company’s Knowledge, none of their officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority (in the case of officers or directors, such as would affect any Group Company). Except as set forth in Section 2.7 of the Schedule of Exceptions, there is no (i) action, suit or proceeding by any Group Company pending or which any Group Company intends to initiate, or (ii) disputes with or claims against any Governmental or Regulatory Authority whether in respect of taxes, fines, penalties, administrative action, or otherwise. Except as disclosed in Section 2.7 of the Schedule of Exceptions, the foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Key Shareholders, their services provided in connection with the business of the Group Companies, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Section 2.7 of the Schedule of Exceptions sets forth all material consent decrees, judgments, other decrees or orders, settlement agreements or similar matters involving any Group Company within the last five fiscal years, if any. Section 2.7 of the Schedule of Exceptions sets forth, to the Company’s Knowledge, a description of any litigation involving an executive officer or director of any Group Company concerning bankruptcy, crimes, violations of securities or commodity laws or business practices within the last five fiscal years, if any.

2.8 Intellectual Property.

(a) Each Group Company owns or possesses sufficient legal rights to all Intellectual Property used in connection with the business of such Group Company as now conducted (the “Group Company IP”) without any conflict with, or infringement of, the rights of others. A Group Company is the sole and exclusive owner of all right, title and interest in and to all Group Company IP and, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Group Company IP, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property and processes of any other Person. No Group Company has infringed, misappropriated or otherwise violated any right in Intellectual Property of any third party, and none of the Group Companies has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the Intellectual Property or processes of any other Person. To the Company’s Knowledge, no third party is violating or infringing any Group Company IP. The Group Companies have taken reasonable measures to protect the proprietary nature of the Group Company IP. Section 2.8(c) of the Schedule of Exceptions lists (i) all confidentiality, non- disclosure, non-competition, work-for-hire and invention and copyright assignment agreements to which any Group Company or any employees or consultants of the foregoing are parties, and (ii) any current or former employees or consultants of any Group Company which are not parties to any such agreements. With respect to patent rights, trademark and service mark rights, and any data or content provided or made available to any Group Company by a third party, the representations and warranties of this Section 2.8(a) are made only to the Company’s Knowledge and without having conducted any special investigation or patent or trademark or service mark search.

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(b) None of the Group Companies is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of such Group Company or that would conflict with the business of such Group Company. Neither the execution or delivery of this Agreement, nor the carrying on of a Group Company’s business by the employees of such Group Company, nor the conduct of such Group Company’s business as proposed, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) Each Group Company has obtained and possesses valid licenses to use all of the software programs authorized by any Group Company for use on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of such Group Company. To the Company’s Knowledge, it will not be necessary to use any inventions of any of the Group Companies’ employees or consultants (or Persons it currently intends to hire) made prior to their employment by any Group Company. Section 2.8(c) of the Schedule of Exceptions lists (i) all Group Company IP that is the subject of an application, registration or other government filing in the PRC or in any other jurisdiction, and (ii) all material databases and data collections used or controlled by any Group Company. The Group Companies are in material compliance with all of their license and disclosure obligations with respect to any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement. None of the Group Companies is a member of, has made any contribution to, or otherwise participated in, a standards body nor is it obligated, as a result of any such activities, to grant or offer any third party any license or right to Group Company IP, or otherwise restricted in its ability to assert any rights to Group Company IP.

2.9 Compliance with Other Instruments.

(a) Each Group Company is in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the business of the Group Companies as now conducted and as presently proposed to be conducted or the ownership or use of any of their respective assets, the violation of which would have a Material Adverse Effect.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order the violation of which would have a Material Adverse Effect or (ii) to the Company’s Knowledge, may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

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(c) To the Company’s Knowledge, none of the Group Companies has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) None of the Group Companies nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of such Group Company, has, directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of such Group Company in violation of any Law where any Group Company does business or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of such Group Company.

(e) None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect where failure to do so would result in a Material Adverse Effect.

(f) The execution, delivery, and performance of the Transaction Documents by the parties thereto (other than the Purchaser) and by each Group Company and the consummation of the transactions contemplated hereby or thereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, the violation of which would result in a Material Adverse Effect, (B) any provision of any Order to which any Group Company is a party or by which it is bound, the violation of which would result in a Material Adverse Effect, (C) any Material Contract (as defined below), the violation of which would result in a Material Adverse Effect, or (D) any Law applicable to any Group Company, the violation of which would result in a Material Adverse Effect; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(g) The Company has used commercially reasonable efforts to (i) notify all Equity Holders of the execution of this Agreement and the transactions contemplated hereby and (ii) provide each Equity Holder with the opportunity to sign to the Transaction Framework Agreement. To the Knowledge of the Company, no Equity Holder has (A) refused or indicated (orally or in writing) that it will refuse to sign the Transaction Framework Agreement, or (B) taken any action to dissent against or challenge any of the transactions contemplated by any of the Transaction Documents, or allege breach of fiduciary duty relating to any of the transactions contemplated by any of the Transaction Documents.

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2.10 Agreements; Actions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital shares and the issuance of options to purchase shares of the Company’s Ordinary Shares, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) For purposes hereof, “Material Contract” means any currently effective agreement, written or otherwise (other than the Transaction Documents), to which a Group Company is a party that (i) cannot be terminated on less than sixty (60) days notice, (ii) involves payments (or a series of payments), contingent or otherwise, of US$50,000 (or the equivalent thereof in another currency) or more individually or in the aggregate with respect to a series of related agreements, in cash, property or services by or to any Group Company, (iii) is with a Governmental or Regulatory Authority, (iv) materially limits or materially restricts any Group Company’s ability to compete or otherwise conduct its business as now conducted and as presently proposed to be conducted in any manner, time or place, or that contains any exclusivity provision, (v) grants a power of attorney, agency or similar authority, (vi) relates to indebtedness for money borrowed, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (vii) (A) includes a license of Intellectual Property, other than “shrink-wrap” or “off-the-shelf” software commercially available on non-discriminating pricing terms, (B) is with any independent firms, consultants, or contractors for product research and development, (C) provides for any purchases or other acquisitions of Intellectual Property by any Group Company, or (D) is a disaster recovery program or service agreement related thereto, (viii) is with an affiliate of any Group Company (other than a Group Company), including each of the “Transaction Documents” (as defined in the Series C Preferred Shares Purchase Agreement dated as of October 29, 2009 among the Company and certain Key Shareholders) (the “Series C Transaction Documents”) and the “Domestic Documents” (as defined in the Amended and Restated Investor’s Rights Agreement dated as of October 29, 2009 among the Company and certain Key Shareholders) (the “Existing Domestic Documents”), in each case, as amended, (ix) is a lease on real or personal property, including operating leases (but excluding agreements relating exclusively to Intellectual Property), (x) is an insurance policy, (xi) grants the right to manufacture, produce, assemble, market or sells its products to any other Person, (xii) contains any outstanding guarantee or warranty obligations of any Group Company, (xiii) (A) relates to material acquisitions or dispositions of substantial assets owned by a Group Company (including spin-offs), restructurings or reorganizations, including any disclosure schedules attached to such agreements, if any, (B) is with a financial advisor, if any, (C) is a joint venture, partnership or similar agreement, if any, (xiv) which will be terminated or which require the consent of a third party in connection with the transactions contemplated by the Transaction Documents, or (xv) is otherwise material to any Group Company or is an agreement on which any Group Company is substantially dependent. Section 2.10(b) of the Schedule of Exceptions lists all Material Contracts to which any Group Company is a party or by which any of their respective properties or assets may be bound or affected.

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(c) A true, fully-executed copy of each Material Contract has been made available to counsel to the Purchaser. To the Company’s Knowledge, each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

(d) Except as disclosed in Section 2.10(d) of the Schedule of Exceptions, none of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory or the licensing of its products in the ordinary course of business.

(e) None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

(f) For the purposes of subsections (b) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

(g) The Company has made available to counsel to the Purchaser a true copy of its form of agreement with respect to each of its three business segments: hotel and travel agent services; advertising and group sales. Each of the Group Company’s current revenue generating contracts is on terms consistent with the applicable form agreement described in the preceding sentence.

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2.11 Disclosure.

(a) The Company and the Purchaser have engaged in a due diligence process, and in connection with that process the Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares and all information that the Company believes is reasonably necessary to enable the Purchaser to make such a decision, including certain of the Company’s projections describing its proposed business (collectively, the “Business Plan”). Assuming the accuracy of the Purchaser’s representations regarding its sophistication with respect to investments in companies similar to the Company and in light of the due diligence process mentioned above, no representation or warranty of the Company contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to the Purchaser at the Closing, or the Business Plan (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the extent the Business Plan was prepared by management of the Company, the Business Plan and the financial and other projections contained in the Business Plan were prepared in good faith; however, the Company does not warrant that it will achieve such projections. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

(b) As of the date hereof and the date of Closing, other than the Series C Transaction Documents and the Existing Domestic Documents, there exists no partnership, joint venture, shareholder, voting or a similar agreement or side letter providing for the sharing of any profits, losses or liabilities, or the formation, creation of equity or other ownership interests, or rights or obligations in relation to any of the foregoing or the voting of shares, or the operation, management or control, of any Group Companies, by or binding on any Group Company, any Equity Holder or any Person indirectly owning any shares in the share capital of the Company (collectively, “Side Arrangements”).

2.12 No Conflict of Interest. None of the Group Companies is indebted, directly or indirectly, to any of its officers or directors or to their respective family members, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. Except as stated in Section 2.12 of the Schedule of Exceptions, none of the Group Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to any of the Group Companies (other than in connection with purchases of the Group Company’s shares) or, to the Group Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Group Company is affiliated or with which the Group Company has a business relationship, or any firm or corporation which competes with the Group Company except that officers, directors and/or shareholders of the Group Company may own shares in (but not exceeding two percent of the outstanding share capital) any publicly traded company that may compete with the Group Company. None of the Group Company’s officers or directors or any members of their immediate families is, directly or indirectly, interested in any material contract with any of the Group Companies.

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2.13 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s Knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company, other than the Voting Agreement.

2.14 Title to Property and Assets. The property and assets (excluding Group Company IP) that each Group Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair ownership or use of such property or assets by the Group Companies. With respect to the property and assets it leases, each Group Company is in compliance with such leases, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets and such leases have been registered with the relevant Governmental or Regulatory Authority in the PRC (which registrations are valid and in force). All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset, and inasmuch, none of the assets of any Group Company is required by applicable Law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Documents. No Group Company owns title to any real property.

2.15 Financial Statements.

(a) The Company has delivered to the Purchaser the unaudited financial statements (including balance sheet, statement of cash flow and income statement) of (i) the Group Companies (on a consolidated basis) as of and for the fiscal years ended December 31, 2008, 2009, and 2010, in each case which have been prepared in accordance with US GAAP, and (ii) the Group Companies (on a consolidated basis) for the four-month period from January 1, 2011 up to (and including) April 30, 2011, reviewed and approved by management of the Company (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Group Companies (on a consolidated basis) as of the dates, and for the periods, indicated therein, subject to normal year- end audit adjustments. After the Closing, the Company shall deliver financial statements (including balance sheet, statement of cash flow and income statement) of the Group Companies (on a consolidated basis) as of and for the fiscal years ended December 31, 2008, 2009, and 2010, certified and audited by the Company’s current PRC audit firm and prepared in accordance with US GAAP (the “Audited Financials”), to the Purchaser pursuant to this Agreement, which Audited Financials shall not differ from the corresponding unaudited Financial Statements described in clause (i) above in any material and adverse respect.

(b) Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to April 30, 2011 and (ii) obligations under applicable Law and contracts and commitments incurred in the ordinary course of business and not required under United States generally accepted accounting principles (“U.S. GAAP”) to be reflected in the Financial Statements which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company will maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

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2.16 Changes. Since April 30, 2011, there has not been:

(a) any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a contract or agreement to which any Group Company is a party or any of its assets is subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of any Group Company;

(g) any resignation or termination of employment of any officer or executive of any Group Company, including without limitation the Founders;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the share capital of any Group Company, or any direct or indirect redemption, purchase, or other acquisition of any of such share capital by any Group Company;

(k) any sale, assignment, license, transfer or other disposition of any Group Company IP outside the ordinary course of business;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

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(m) receipt of notice that there has been a disruption of, or material delay in, the delivery of products by any major supplier of any Group Company;

(n) any other event or condition of any character, other than events affecting the economy or any Group Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(o) any arrangement or commitment by any Group Company to do any of the things described in this Section 2.16.

2.17 Employee Benefit Plans; Employees.

(a) The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Section 2.17(b) of the Schedule of Exceptions sets forth copies of standard form employment, confidentiality and non-compete contracts entered into with employees of the Group Companies.

(c) Section 2.17(c) of the Schedule of Exceptions sets forth in respect of any for any Group Company (i) copies of any Social Insurance and Welfare Registrations or Vouchers for Social Insurance and Welfare, (ii) a description of the social insurance payments and housing fund payments for the employees and all the relevant supporting documents, (iii) copies of Housing Fund Contribution Registrations, and (v) latest receipts for the payments of social insurance and housing fund.

(d) The Company has made available to counsel to the Purchaser copies of (i) all employment, “change in control”, severance, retirement, retention or consulting agreements or arrangements with the Founders, directors and key employees and consultants of the Group Companies, (ii) separation or termination agreements with former directors, officers or management employees, (iii) indemnification agreements or arrangements for officers, directors and consultants, (iv) outstanding loans to employees (including all executive officers) or directors,

(e) Section 2.17(e) of the Schedule of Exceptions sets forth copies of registration with SAFE and the PRC tax authorities relating to the Share Plan. Other than those issued or granted pursuant to the Share Plan, there are no outstanding compensatory stock options, stock appreciation rights, restricted stock, restricted stock units and other forms of equity-based compensation.

(f) Section 2.17(f) of the Schedule of Exceptions sets forth copies of all non-equity based incentive compensation plans or agreements (e.g., annual bonus plans, special bonus, long-term incentives, profit-sharing, etc.), including summaries of related performance goals and targets.

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(g) All required social insurance and housing fund registrations of WFOE or any Domestic Entity with each relevant Governmental or Regulatory Authority in the PRC have been filed and are valid and in force.

2.18 Taxes.*

Except as disclosed in Section 2.18 of the Schedule of Exceptions:

(a) All Tax Returns that are required to be filed by any Group Company have been filed when due in accordance with all applicable laws and such Tax Returns were true and complete in all material respects. None of the Group Companies has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(b) Except to the extent of any charges, accruals and reserves for Taxes contested in good faith and which are reflected on any Group Company’s books, all Taxes that are due and payable under any applicable law have been timely paid, or withheld and remitted, to the appropriate taxing authority.

(c) The charges, accruals and reserves for Taxes reflected on any Group Company’s books are adequate to cover Tax liabilities accruing through the end of the last period for which the relevant Group Company ordinarily records items on its books, and since the end of the last period for which any Group Company ordinarily records items on its books, none of the Group Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Asset or Tax liability of any Group Company.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to any Group Company in respect of any Tax or Tax Asset. No adjustment that would increase the Tax liability or reduce any Tax Asset of any Group Company had been proposed or made by a Taxing Authority which could reasonably be expected to be threatened, proposed or made in an audit of any Tax period ending on or following date of Closing.

(e) No election with respect to Tax has been made by any Group Company with any taxing authority.

2.19 Labor Agreements and Actions. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company which could have a Material Adverse Effect. There is no strike or other labor dispute involving any Group Company pending or threatened which could have a Material Adverse Effect, nor is any Group Company aware of any labor organization activity involving its employees. Each Group Company has complied in all material respects with all applicable employment Laws and with other Laws related to employment. Except as stated in Section 2.19 of the Schedule of Exceptions, no employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company. None of the Group Companies is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, key employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s Books and Records. None of the Group Companies had any employee whose employment was terminated and who has not entered into an agreement with such Group Company providing for the full release of any claims against such Group Company or any officer, director, employee or other related party of any Group Company arising out of such employment.

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2.20 Proprietary Information, Invention Assignment and Non-Competition Agreement. Except as set forth on the Schedule of Exceptions, each present and former employee, consultant and officer of each of the Group Companies has executed an agreement with the Group Company regarding proprietary information, assignment of inventions and non- competition substantially in the form or forms delivered to the counsel for the Purchaser. None of the Group Companies is aware that any of its present or former employees or consultants is in violation thereof, and each Group Company will use its best efforts to prevent any such violation.

2.21 Permits. Each Group Company has all material franchises, permits, licenses, approvals, authorizations and any similar governmental authority or registration with any Governmental or Regulatory Authority necessary for the conduct of the business of such Group Company, the lack of which could have a Material Adverse Effect (the “Material Licenses”). Section 2.21 of the Schedule of Exceptions contains a complete and correct list of all Material Licenses and the termination date of each such Material License. The Material Licenses are in full force and effect and to the Company’s Knowledge, will remain in effect except if terminated or expired in the ordinary course of business. To the Company’s Knowledge, no other license is necessary for, or otherwise material to, the conduct of the business by any Group Company. To the Company’s Knowledge, the consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default in any material respect under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses. The Company has made available to counsel to the Purchaser copies of any license issued by any PRC regulatory agency or its local counterpart for the activities of any Group Company in the PRC, including without limitation, the Value-added Telecommunication Business License, the approval or opinion rendered by competent administration of industry and commerce with respect to the business of advertisement operated by any FIEs.

2.22 Corporate Documents. The Existing Articles, the First Restated Articles and the Second Restated Articles are in the form provided to counsel for the Purchaser. The copy of the minute books of the Company provided to the Purchaser’s counsel contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

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2.23 Controlled Foreign Corporation. The Company is not a controlled foreign corporation (“CFC”) as defined in Section 957 of the Code. No Group Company will be a CFC immediately after the Closing.

2.24 83(b) Elections. To the Company’s Knowledge, all elections and notices under Section 83(b) of the Code, have been timely filed by all individuals that are taxable in the United States and that have purchased Ordinary Shares of the Company.

2.25 Real Property Holding Corporation. No Group Company is a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

2.26 Circular 75 Registration. Except as stated in Section 2.26 of the Schedule of Exceptions, each Person who directly or indirectly, through a holding company, holds any shares of the Company as of the Closing and who is a PRC Resident has either (i) complied with the registration and any other requirements of Circular 75, or (ii) delivered to the Company a written confirmation in form and substance reasonably satisfactory to such Purchaser that such Person (A) to such Person’s knowledge, is not subject to the registration requirements of Circular 75 or (B) to such Person’s knowledge, is subject to the registration requirements of Circular 75 and has complied with the registration requirements of Circular 75.

2.27 No Directed Selling Efforts. Neither the Company nor any of its affiliates or any other Person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Securities Act and all such Persons have complied with the offering requirements of Regulation S under the Securities Act.

2.28 Insurance Coverage. Section 2.28 of the Schedule of Exceptions sets forth (i) a true and complete description of all material insurance arrangements (including property damage, third-party liability, director and officer and key employee insurance) setting forth insurer, type of insurance, nature of risks covered, insured amounts, policy expiration date, endorsements, annual premium and deductibles, relating to the assets, business, operations, employees, officers or directors of the Group Companies, and (ii) a summary of claims experience under insurance policies for last five years. There is no claim by any Group Company pending under any of such insurance arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.29 Environment. No Group Company has received any notices, investigations, complaints, notices of violations, fines, potentially responsible party notices, consent orders, requests for information, claims, lawsuits or other proceedings with respect to environmental or hazardous material exposure matters, including any such proceedings arising under any contracts. Each Group Company has all required environmental permits, authorizations and licenses (including any related applications or renewals). Section 2.30 of the Schedule of Exceptions sets forth (in each case, if any) (i) all environmental feasibility study reports of any Group Company issued by government recognized institutions, and any verification issued by the environmental protection authorities approving the results of such reports, (ii) each Form of Declaration and Registration for Hazardous Waste ( ) filed with local governmental authorities for environmental protection, (iii) each Operation Permit for Hazardous Waste ( ) of third party service provider, if any China Sub engages a third party to dispose of the hazardous wastes, and (iv) approvals issued by the environmental protection authorities verifying that the waste discharge facilities of any Group Company is effective and sufficient for the protection of the environment.

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2.30 PRC Taxes and Subsidies.*

(a) Section 2.30(a) of the Schedule of Exceptions sets forth all documentation of subsidies, preferential Tax treatments, state aids or grants of whatever kind received or applied for by WFOE or the Domestic Entities as well as any repayment obligations.

(b) Neither WFOE nor the Domestic Entities has the benefit of any Tax holidays under PRC Tax law. The WFOE and Domestic TopCo are subject to a preferential enterprise income Tax rate of 15% and Domestic Sub is subject to an enterprise income Tax rate of 25%. Section 2.30(b) of the Schedule of Exceptions sets forth the approvals or other documents granting the preferential tax rate to the Domestic Entities.

(c) No filings are required pursuant to PRC Guo Shui Han 2009 No. 698 (“Circular 698”) in connection with the transactions contemplated under this Agreement.

(d) The Group Companies have withheld all Taxes payable in connection with the exercise of any Stock Options or Share Entitlements.

2.31 Finder’s Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Group Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

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3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the account of the Purchaser or the Purchaser’s Affiliated Fund, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, other than to its Affiliated Funds. By executing this Agreement, the Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The Purchaser understands that such discussions, as well as the Business Plan and any other written information delivered by the Company to the Purchaser, were intended to describe the aspects of the Company’s business which the Purchaser believes to be material. The foregoing, however, does not limit or modify the representations or warranties in Section 2 of this Agreement or the right of Purchaser to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Shares.

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3.6 Legends. The Purchaser understands that the Shares, and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) Any legend set forth in or required by the other Transaction Documents.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.7 Not U.S. Person. The Purchaser is not a “U.S. Person” within the meaning of Regulation S and is not acquiring the Shares for the account or benefit of any “U.S. Person”. The Purchaser is aware and agrees (i) that the sale to it is being made in an “off -shore transaction” (as defined in Regulation S) in reliance on an exemption from registration under the Securities Act, (ii) that the Shares are being offered in transactions not involving any public offering within the meaning of the Securities Act, and (iii) that the Shares have not been and will not be registered under the Securities Act.

3.8 Home Laws. The Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction of incorporation for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction of incorporation.

3.9 No General Solicitation. Neither the Purchaser, nor any of its officers, employees, agents, directors, shareholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has the Purchaser or any of the Purchaser’s officers, employees, agents, directors, shareholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10 Finder’s Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.11 Sufficient Funds Available. The Purchaser has, or will have as of the Closing, sufficient funds available to consummate the transactions completed by, and to perform its obligations to be performed as of the Closing, including payment of the Purchase Price and any Contribution Amounts due under this Agreement or the Transaction Framework Agreement.

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4. Pre-Closing Covenants.

4.1 Conduct of the Company. Except for matters expressly contemplated and required by the Transaction Documents (including the Restructuring) or as otherwise consented to in advance by the Purchaser (which consent will not unreasonably be withheld), from the date hereof until the earlier of termination of this Agreement or the date of the Closing, the Company shall, and shall cause each of the other Group Companies to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its authorizations or permits from Governmental or Regulatory Authorities necessary to conduct its business in the ordinary course consistent with past practice, (iii) keep available the services of its directors, officers and key employees, and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement (including the Restructuring) or as otherwise consented to in advance by the Purchaser (which consent will not unreasonably be withheld), the Company shall not, nor permit any of the other Group Companies to:

(a) amend its articles of association, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of share capital of any Group Company or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of, or convertible into or exchangeable or exercisable for, any share capital of any Group Company, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of share capital or (iv) take any action that would result in any amendment, modification or change of any material term of any indebtedness;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of share capital or other equity interests, or (ii) amend any term of any shares of share capital or other equity interests (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) make any capital expenditures or incur any liabilities in respect thereof, except for those contemplated by the Business Plans or in connection with the transactions contemplated by this Agreement or the Transaction Framework Agreement;

(f) acquire (i) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

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(g) (i) sell, lease, license or otherwise transfer any of the Group Company’s assets, securities, properties, interests or businesses, including any Group Company IP outside the ordinary course of business, or (ii) create any mortgage, pledge, transfer of security interest, or lien with respect to any of its properties or assets of any Group Company, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(h) (i) make any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of any Group Company, or (ii) establish, adopt, enter into or amend any employee benefit plan or agreement (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement;

(i) hire any employee whose annualized compensation exceeds RMB500,000;

(j) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee, or any issuance or sale of debt securities or any merger, business combination or other acquisition, or issue and sell options, warrants, calls or other rights to acquire any debt securities of any Group Company, or (ii) make any loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) terminate or make any material change to a contract or agreement to which any Group Company is a party or any of its assets is subject, other than in the ordinary course of business;

(l) waive or compromise any valuable right or of a material debt owed to any Group Company;

(m) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business;

(n) make any change in any method of accounting principles, method or practices, except for any such change required by generally accepted accounting principles or applicable law (in each case following consultation with the Company’s independent auditor);

(o) make or change any Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

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(p) institute, settle, or agree to settle any legal proceedings pending or threatened before any arbitrator, court or other Governmental or Regulatory Authority;

(q) enter into any new line of business; or

(r) authorize, resolve, commit or agree to do any of the things described in this Section 4.1.

4.2 Access to Information. From the date hereof until the date of the Closing, the Company will (i) give, and will cause each other Group Company to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access during reasonable hours and upon reasonable notice to the offices, properties, books and records of the Group Companies, (ii) furnish, and will cause each other Group Company to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Group Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Group Companies to cooperate with the Purchaser in its investigation of the Group Companies. Any information furnished pursuant to this Section shall be deemed to be confidential information pursuant to the Confidentiality and Non-Disclosure Agreement dated as of August 26, 2010 between Baidu Online Network Technology (Beijing) Co., Ltd. and WFOE. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Group Companies. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

4.3 Notices of Certain Matters. Prior to the Closing, (i) the Company shall give prompt written notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 2 to be materially untrue, or of the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement, and (ii) the Purchaser shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non- occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 3 to be materially untrue, or of the failure of the Purchaser to comply with or satisfy any covenant or agreement under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

4.4 Reasonable Efforts to Complete. Subject to the terms and conditions of this Agreement, each of the Purchaser and the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental or Regulatory Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental or Regulatory Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Company and the Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

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4.5 Public Announcements. On the date hereof or promptly thereafter, the Company and the Purchaser shall issue a joint press release substantially in the form of Exhibit M attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser, in connection with the transactions contemplated by this Agreement. The Purchaser shall be entitled to furnish a current report on Form 6-K to the U.S. Securities and Exchange Commission which exhibits such press release. The parties agree to consult with each other before issuing any other press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law, regulation or requirement of any Governmental or Regulatory Authority or any listing agreement with any securities exchange, in which case the party required to make the press release or public statement shall use reasonable efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party) will not issue any such press release or make any such public statement prior to such consultation.

4.6 Exclusivity. Prior to the Closing, neither the Company nor any other Group Company shall, nor shall the Company or any other Group Company authorize or permit any of its or their directors, officers, affiliates or other representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any offer, proposal, inquiry or indication of interest from any third party (other than the Purchaser) relating to any transaction or series of related transactions involving (i) any acquisition or purchase, directly or indirectly, of any outstanding voting or equity securities of any Group Company, (ii) any merger, consolidation, share exchange, business combination or other similar transaction involving any Group Company, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the consolidated assets of the Group Companies, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of any Group Company (each, a “Transaction Proposal”) or any inquiry, indication of interest or the making of any proposal that could reasonably be expected to lead to any Transaction Proposal, or conduct or engage in any discussions or negotiations with, disclose any non-public information relating to any Group Company to, afford access to the business, properties, assets, books or records of any Group Company to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Transaction Proposal, or enter into any contract relating to any Transaction Proposal.

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5. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to the Company to purchase Shares under this Agreement at the Closing are subject to the fulfillment, on or before such closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser or specified otherwise in this Section 5

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 No MAE. No event, occurrence, change, effect or condition of any character shall have occurred following the date of this Agreement that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.4 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions set forth in Sections 5.1, 5.2 and 5.3 have been fulfilled.

5.5 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Cayman Islands, the United States or of any U.S. state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.6 Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by any Group Company or Key Shareholder before the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Shares), including without limitation any waivers for rights of first refusal, preemptive rights, put or call rights, or other rights triggered, if any, shall have been duly obtained and effective as of the Closing.

5.7 Boards of Directors. As of the Closing, (i) the authorized size of the Board shall be no less than seven (7) and no more than nine (9), and the Board of Directors shall be comprised of such directors as shall have been designated by the Purchaser and the Shareholders prior to the Closing as contemplated by the Voting Agreement, (ii) the authorized size of the Board of Directors of HK Entity shall be three, and the such Board of Directors shall be comprised of at least two designees of the Purchaser, (iii) the authorized size of the Board of Directors of WFOE shall be three, and such Board of Directors shall be comprised of at least two designees of the Purchaser, (iv) the authorized size of the Board of Directors of Domestic TopCo shall be two, and such Board of Directors shall be comprised of two designees of the Purchaser, and (v) the authorized size of the Board of Directors of Domestic Sub shall be two, and such Board of Directors shall be comprised of two designees of the Purchaser.

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5.8 Restated Articles and Amended Share Plan. (i) The First Restated Articles shall have been adopted by the Company simultaneously with the First Conversion and filed with the Registrar of Companies of the Cayman Islands, (ii) the Amended Share Plan shall have been adopted by the Company, and shall be in full force upon and with effect from the Closing, and (iii) the Second Restated Articles shall have been adopted by the Company upon and with effect from the Closing and shall be filed with the Registrar of Companies of the Cayman Islands within one Business Day after the Closing.

5.9 Transaction Documents. Each of the Company, the Shareholders, the Holders’ Indemnification Representative and the Escrow Agent shall have executed and delivered each of the Transaction Documents to which it is a party, and shall be in full force and effect. (i) Each of the Shareholders, (ii) each of the holders of Stock Options or Share Entitlements listed on Exhibit N attached hereto and (iii) holders of at least 80% of all Stock Options or Share Entitlements held by any other Persons, including the Persons listed on Exhibit O attached hereto shall have executed and delivered the Transaction Framework Agreement. Each of the holders described in clauses (ii) and (iii) above shall have executed and delivered Acknowledgement Agreements.

5.10 Employment Agreements. The Company and the applicable employees listed in Exhibit C hereto shall have executed and delivered the Employment Agreements, in form and substance acceptable to the Purchaser.

5.11 Proprietary Information, Invention Assignment and Non-Competition Agreement. Each current employee, consultant and officer of each of the Group Companies and each former employee, consultant and officer who has provided services to any of the Group Companies within the last 12 months shall have executed an agreement with such Group Company regarding confidentiality and proprietary information in form and substance acceptable to the Purchaser. Each employee listed on Schedule 5.11 has executed a non-competition agreement in the form provided to Purchaser. All domain names included in the Group Company IP which are currently not held by a Group Company shall have been transferred to the WFOE.

5.12 Director’s Certificate. A director of the Company shall deliver to the Purchaser at the Closing a certificate attaching (i) the certified Memorandum and Articles as then in effect, (ii) copies of all resolutions approved by the shareholders and board of directors of each Group Company related to the transactions contemplated hereby (including the Restructuring) and (iii) such other documents or certificates as the Purchaser may reasonably request.

5.13 [Reserved]

5.14 Opinion of PRC Counsel. The Purchaser shall have received from TransAsia Lawyers, the Company’s PRC counsel, an opinion, dated as of the Closing, substantially in the form of Exhibit Q attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

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5.15 Opinion of Cayman Counsel. The Purchaser shall have received from Maples and Calder, the Cayman Islands’ counsel of the Company, an opinion, dated as of the Closing, substantially in the form of Exhibit R attached hereto with such changes thereto as mutually agreed by the Company and the Purchaser.

5.16 [Reserved]

5.17 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.18 Due Diligence. The Purchaser shall have completed all due diligence on the Group Companies to its reasonable satisfaction with respect to the matters listed on Schedule 5.18 hereto.

5.19 Restructuring. Each of the steps contemplated by the Restructuring shall have been consummated on terms acceptable to the Purchaser.

5.20 Termination of Shareholder Agreements. Other than the Transaction Documents and any employment related agreements, all Series C Transaction Documents and any other Side Arrangements, shall have been terminated and shall have no further force and effect.

5.21 Minimum Percentage Ownership. Immediately after the Closing, the Shares shall represent at least 60% of the fully-diluted equity ownership of the Company.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

6.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Cayman Islands, the United States or of any U.S. state or of any other jurisdiction that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

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7. Post-Closing Covenants. From and after the Closing:

7.1 Conduct of the Business of the Group Companies. The Company undertakes to the Purchaser that, unless otherwise provided by the Board of Directors of the Company, the Company shall use commercially reasonable best efforts to, and cause WFOE and each other Group Company that is directly controlled by the Company or WFOE to use commercially reasonable best efforts to, cause each of the other Group Companies (including without limitation the Domestic Entities) to conduct the business of such Person in the ordinary course and in a prudent manner consistent with best practices.

7.2 Notice of Breach. The Company undertakes to promptly give notice to the Purchaser (i) of any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement and/or any other Transaction Documents (including any requirement to make any Circular 698 filing or notification), and (ii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and/or any other Transaction Documents or purporting to dissent or commence or threaten legal proceedings in connection with the transactions contemplated by this Agreement and/or any other Transaction Documents.

7.3 Compliance with Law and Instruments. The Company undertakes to the Purchaser to cause WFOE and any other Group Company that is controlled by the Company or WFOE through ownership of voting securities or otherwise, and to use commercially reasonable best efforts to cause each of the other Group Companies, to comply with such Person’s memorandum of association, articles of association, business licenses, or other constitutional or governance documents, each as may be amended from time to time, unless the Board of Directors of the Company directs otherwise.

7.4 Circular 75 Registration. The Company undertakes to use commercially reasonable best efforts to cause the registration of the Purchaser’s ownership of the Shares to be registered under Circular 75 as soon as practicable after the Closing, and the satisfaction of all other requirements of Circular 75 with respect the transactions contemplated by the Transaction Documents (including the Restructuring). Without limitation of the foregoing, such registration under Circular 75 shall include details of the Purchaser’s nominees’ ownership of the Domestic Entities pursuant to the consummation of the Restructuring and the shares reserved for issuance under the Amended Share Plan. The Company undertakes to use commercially reasonable best efforts to cause any Person who may in the future directly or indirectly hold any shares of the Company and who is a PRC Resident to either (i) comply, as soon as possible, with the registration and any other requirements of Circular 75 as long as Circular 75 remains effective, or (ii) deliver to the Company and the Purchaser a written confirmation in form and substance reasonably satisfactory to the Purchaser that such Person is not subject to the registration requirements of Circular 75.

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7.5 Investment Policy. The Company shall maintain any cash of the Company which is not required for daily operating needs of the Company in accordance with the then applicable investment policy of the Company, if any, approved by the Board of Directors of the Company.

7.6 Circular 75 Modification Registration. Within ten (10) days after the Closing, Zhuang Chenchao shall submit an application to file an updated registration to reflect his change of shareholding in the Company in compliance with Circular 75. Without limitation of the foregoing, such registration under Circular 75 shall include details of Zhuang Chenchao’s ownership of the Domestic Entities pursuant to the consummation of the Restructuring and the shares reserved for issuance under the Amended Share Plan.

7.7 Delivery of Audited Financial Statements. The Company shall use reasonable best efforts to deliver the Audited Financial Statements to the Purchaser prior to July 31, 2011, and in any event shall cause the Audited Financial Statements to be delivered to the Purchaser prior to August 31, 2011.

7.8 Certain PRC Licenses and Registrations. The Company shall use commercially reasonable efforts to obtain each of the following as soon as practicable after the Closing:

(a) registration of the trademarks reflected in the trademark applications listed in Section 2.8(c) of the Schedule of Exceptions;

(b) a mobile value-added telecommunication business license (“MVAT License”) from the PRC Ministry of Industry and Information Technology (the “MIIT”) with respect to the provision by the Group Companies of free mobile-phone applications to enable customers to use the Company’s website via their mobile phone, to the extent the Board determines such MVAT License is required;

(c) an Internet Publication Permit from relevant Governmental or Regulatory Authority in the PRC with respect to the tourism-related weblog published on the Company’s website, to the extent the Board determines such Internet Publication Permit License is required;

(d) amendment of the business license of Domestic Sub with the relevant AIC authorities in the PRC to reflect its current registered address; and

(e) tax registration and compliance with all other requirements of any relevant Governmental or Regulatory Authority in the PRC with respect to the Group Companies’ operations in Shanghai, Chengdu and Guangzhou, to the extent the Board determines such tax registration and compliance is required.

7.9 Company Press Releases. After the Closing, prior to the Company issuing any press release or announcement, the Company shall submit its proposed final form of such press release or announcement to the Purchaser for its review and comment, and shall not issue such press release or announcement without the Purchaser’s prior approval. The Purchaser agrees to review and comment on such draft press release within two Business Days.

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7.10 Termination of Covenants. The covenants set forth in this Section 7 shall terminate as to the Purchaser and be of no further force or effect immediately prior to the consummation of an Exit Event (as defined in the Second Restated Articles).

8. Miscellaneous.

8.1 Survival of Warranties. The covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing up to the until the latest date a claim may arise and/or be brought with respect to any breach of such covenant under applicable law. The representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing up to the date that is thirty-six (36) months following the Closing; provided that each Fundamental Representation shall survive the execution and delivery of this Agreement and the Closing up to the until the latest date a claim may arise and/or be brought with respect to any breach of such Fundamental Representation under applicable law.

8.2 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of the parties hereto; (b) by either the Company or the Purchaser, if the Closing has not been consummated on or before August 31, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; (c) there shall be any applicable law or requirement of any Governmental or Regulatory Authority that shall have become final and non-appealable that makes consummation of the Closing illegal or otherwise prohibited, or enjoins the consummation of the Closing; (d) by the Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Article 5 not to be satisfied and is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach or failure within 20 days after its receipt of written notice thereof from the Purchaser; or (e) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Article 6 not to be satisfied and is incapable of being cured by the Purchaser or, if capable of being cured by the Purchaser, the Purchaser does not cure such breach or failure within 20 days after its receipt of written notice thereof from the Company. If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any party to each other party hereto; provided that if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of Section 4.5 and this Article 8 shall survive any termination hereof pursuant to this Section 8.2.

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8.3 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may assign or delegate this Agreement, or any of the rights or obligations hereunder, in whole or in part, nor voluntarily or by operation of law, without the prior written consent of the other party which consent shall not unreasonably be withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Cayman Islands, without giving effect to principles of conflicts of law.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, including counterparts delivered by facsimile transmission or in scanned format through e-mail, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or by fax (upon customary confirmation of receipt), or 48 hours after being deposited as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and (i) if to the Company, with a copy to TransAsia Lawyers, Beijing, Suite 2218 China World Tower 1, 1 Jianguomenwai Avenue, Beijing 100004, People’s Republic of China and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 1200 Seaport Blvd., Redwood City, California 94063, USA, Attention: Robert V. Gunderson, Jr., Brooks Stough and Bennett L. Yee, Fax: 650.321.2800; E-mail: rgunderson@gunder.com, bstough@gunder.com, byee@gunder.com and (ii) if to the Purchaser, with a copy to Davis Polk & Wardwell, Hong Kong Solicitors, The Hong Kong Club Building, 3A Chater Road, Hong Kong, Attention: Howard Zhang, Kirtee Kapoor and Sam Kelso; Fax: +852 2533 3388; E-mail: howard.zhang@davispolk.com; kirtee.kapoor@davispolk.com; sam.kelso@davispolk.com.

8.8 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Company.

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8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

8.13 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company shall nominate one authorized officer as its representative. The parties or their representatives, as the case may be, shall, within 30 days of a written request by either party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within 30 days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon in the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, subject to subsection (c) below, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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(c) Specific Performance. The parties hereto agree that the Purchaser would suffer irreparable damage if any provision of this Agreement were not performed in accordance with the terms hereof and that, notwithstanding anything to the contrary herein, the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

8.14 Transaction Fees and Expenses. Each party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. In the event that this Agreement does not proceed to Closing as a result of any willful breach of this Agreement or the Transaction Framework Agreement by any of the Company or the Key Shareholders, the Company shall bear all documented third party costs and expenses incurred by or on behalf of the Purchaser in the preparation of the agreements(s) and all other documents up to a maximum aggregate amount of US$1,500,000. In the event that this Agreement does not proceed to Closing as a result of any willful breach of this Agreement or the Transaction Framework Agreement by the Purchaser, the Purchaser shall bear all documented third party costs and expenses incurred by or on behalf of the Company in the preparation of the agreements(s) and all other documents up to a maximum aggregate amount of US$1,500,000. In the event that the Company commits any breach of Section 4.6, the Company shall pay to the Purchaser, within three Business Days after written demand therefor, an amount equal to three times the aggregate amount of costs and expenses incurred by the Purchaser in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

8.15 Schedule of Exceptions. The parties hereto agree that any reference in a particular Section of the Schedule of Exceptions shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement as well as to each other Section of this Agreement, to the extent the relevance of the disclosure to such Section is reasonably apparent.

[Signature Pages Follow]

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The parties have executed this Ordinary Shares Purchase Agreement as of the date first written above.

COMPANY:

QUNAR CAYMAN ISLANDS LIMITED,

a Cayman Islands exempted company

By:	/s/ Chenchao Zhuang
	Name:	Chenchao Zhuang
	Title:	President

Address: Room 1602-1606, Tower B, China
Electric Plaza, No. 3 Danling Street,
Haidian District, Beijing, 100080, PRC

Facsimile: +86-10-57603001

E-mail Address: ir@qunar.com

[Purchaser Signature Page to Ordinary Share Purchase Agreement]

The parties have executed this Ordinary Shares Purchase Agreement as of the date first written above.

PURCHASER:

BAIDU HOLDINGS LIMITED

By:	/s/ Robin Li
	Name:	Robin Li
	Title:	Chief Executive Officer
	Date:	June 24, 2011

Address: P.O. Box 957, Offshore
Incorporations Centre, Road Town, Tortola,
British Virgin Islands

c/o Hesong Tang

No. 10 Shangdi 10th Street

Haidian District

Facsimile: +86-10-59920022

E-mail Address: tanghesong@baidu.com

[Purchaser Signature Page to Ordinary Share Purchase Agreement]

SCHEDULE 5.11

NON COMPETE PARTIES

Wang Aifeng ( )

Tang Xuejun ( )

Zhang Zhe ( )

SCHEDULE 5.18

OUTSTANDING DUE DILIGENCE MATTERS

None - No outstanding matters.

EXHIBIT C

LIST OF EMPLOYEES TO SIGN EMPLOYMENT AGREEMENTS

Chenchao (CC) Zhuang

Xiaomei (Denise) Peng

Zheng (Dixon) Dai

Yongqiang (David) Wu

Zhenyu (Larry) Chen

Ze (Victory) Zhang

Hanhui (Sam) Sun

Fei Cai

Wei Yang

EXHIBIT G

LIST OF KEY SHAREHOLDERS

Frederick Demopoulous

Elaine Gar Yee Wong

Forlongwiz Holdings Limited

Douglas Khoo

GSR Ventures I, L.P.

GSR Principals Fund I, L.P.

Mayfield XII, a Delaware Limited Partnership

Mayfield Principals Fund XII, a Delaware Multiple Series LLC

Mayfield Associates Fund XII, a Delaware Limited Partnership

Tenaya Capital V L.P.

Tenaya Capital V-P, L.P.

Michael Tong Sui Bau

G&H Partners

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Traveltech Investment Inc.

EXHIBIT N

LIST OF CONTINUING HOLDERS OF

STOCK OPTIONS AND/OR SHARE ENTITLEMENTS

Bing Hong

Zhou Qiang

Peng Xiao Mei

Dixon Dai

Hao Ruoyun

Sun Li Guo

Wei Feng

Jie Zhe

Xibo Yang

Miao

Geng Yuwei

Gao Peng

Li Fang

Jin Zhaohua

Zhao Sibo

Zhang Ming

Zhang Yu

Jiang Wenli

Yan Kui

Zhang Yaya

He Ping

Chen Xi

Nan Nan

Zhang Ze

Li Xinsen

Li Yan

Yang Wei

Chen Xi

Tang Xuejun

Chen Song

David Wu

Kou Jianjian

Shi Mingfang

Huo Yan

Wang Ensheng

Liu Lianchun

Zhang Yuqi

Lin Hao

Wang Li

Zhang Yan

Yi Yazhuo

Xie Shaoxiong

Cheng Ling

Feng Zhiming

Meng Xiangyu

Michelle Ong

Shi Shenyang

Zhang Jinfeng

Yang Yongsheng

Zhang Jing

Li Wenfang

Hong Cui

Wang Jing

Man Yunxia

Shi Yong

Chen Zhibo

Cui Yaju

Yao Hu

Ren Wanxi

Sun Hanhui “Sam”

Yang Wei

Jiang Wenli

Zhou Qiang

Bing Hong

Sun Li

Jin Jingjing

Li Li

Liu Yue

Xiao Yu

Li Weiyuan

Gao Cheng

Wang Yi

Wang Jing

Han Lili

Hu Jiang

Liang Guangyu

Li Xueshi

Song Wenyu

Wang Yang

Hu Yudong

Wang Zhiming

Cai Wenkai

Feng Gedong

Zhao Hui

Zhang Xiaomeng

Ren Zhixin

Li Wei

He Weiping

Chen Zhenyu

Liu Zizhong

Gan Quan

Wan Xunxin

Peng Zhifang

Xu Jiajia

Xu Jia

Zhou Yuxin

Chen Zhiwei

Huo Tao

Dai Wenjuan

Luo Xiaodong

Niu Xiuliang

Wang Yingni

Li Juan

Li Jingang

Li Xin

Wang Siming

Wei Changsong

Qiu Hui

Ping Haie

Wang Hao

Li Li

Liu Haibo Tan

Fanhua Zhang

Guangjie Sun

Bin

Miao Hongtao

Cai Huan

Li Yan

Xie Xin

Yang Changle

Wang Xiaoyi

Wang Dong

Zhu Xiang

Gou Zhipeng

Hu Jinpu

Liu Jianqiang

Ma Chao

Wang Mingyou

Luo Yi

Yu Cheng

Fu Liangliang

Huang Bo

Meng Xiangliang

Li Geng

Peng Xiaomei

Dai Zheng

Sun Li

Zhou Qiang

Bing Hong

Hao Ruoyun

Cai Fei

Luo Jian

Gao Xing

Gao Hanji

Zhang Yu

Huang Qing

Bian Fei

Li Yiqun

Yuan Bing

Nan Nan

Huo Yan

Zhang Yu

Hao Yiwei

Yang Xiaokun

Zhong Jin

Xu Yan

Wu Xuan

Liu Xin

Ren Yu

Song Yi

Guo Xin

Gao Zili

Tang Min

Zou Xiaodi

Li Yi

Wang Dong

Liu Bing

Zhang Ting

Zhang Gaolei

Liu Qi

Chen Yu

Li Xin

Zhang Hongwei

Wang Yaning

Meng Yuan

Xue Hua

Zhang Ying

Xu Hanhan

Xiong Feiru

Yang Guanghui

Zhao Zixiang

Zhang Yan

Wang Chunfeng

Tang Feng

Peng Shudan

Liu Mingying

Liu Jia

Zhuang Jing

Li Jia

Zhang Yumo

Chen Yanyan

Sun Zhihong

Cai Yuanjie

Tang Jian

Xu Darui

Xu Chuanshi

You Yue

Kang Jia

Cao Wenhua

Zhou Wei

Chen Kan

Shen Ye

Wu Shengjian

Cen Lifang

Huang Baowen

Feng Qiang

Cai Jihua

Huang Xiaodong

Cui Jie

Feng Ran

Yu Tao

Ma Guoqing

Jin Feng

Jiang Jialin

Wang Yi

Liu Xiaoxi

Wang Xuelei

Zhou Zhenbao

Zhang Fenlong

Luo Zhen

Gao Wenbin

He Yuanling

Yang Guang

Sun Li

Tang, Hsueh-Chun

Hong Cui

Wang Zhiming

Li Juan

Qiu Hui

Liu Bing

Feng Jie

Zhe Xibo

Yang Miao

Gao Peng

Wang Xiaolin

Wang Yue

Zhan Yunpeng

Yan Yejun

Liu Wei

Zhang Yang

Ma Xiaoqing

Tang Yang

Michelle, Ong Ai Hong

EXHIBIT O

LIST OF NON-CONTINUING HOLDERS OF STOCK

OPTIONS AND/OR SHARE ENTITLEMENTS

Li Bo

Wang Tong

Amy Zhang

Wang Chen

Xiao Ming

Enman Ma

Wang Chaodong

Fan Lina

Sun Yue

Wu Dong

Zhao Yudi

Lin Xiaojun

Chen Zhong Hua

Liu Man

Xu Qingyang

Tian Xiaoming

Luo Nan

Charlene Ng

Guo Xiaoqin

Wu Linsong

Liu Yueming

Zhao Xin

Kong Xianzhi

Wendy Foo

Philip Qu

Kerry Wong

Tom Soohoo

Michael Tong

Herman Yu

Jerry Lin